Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE                    CONTACTS:
Media
Susan David 480-627-2885
Investor
Ed Lang 480-627-2837

REPUBLIC SERVICES ANNOUNCES APPOINTMENT OF ROBERT BOUCHER AS EXECUTIVE VICE PRESIDENT-OPERATIONS

PHOENIX – August 20, 2012 – Republic Services, Inc. (NYSE:RSG) today announced the appointment of Robert Boucher, 47, to the position of executive vice president-operations, effective August 24, 2012. As head of the company’s operations, Mr. Boucher will report to Donald W. Slager, president and chief executive officer. Reporting to Mr. Boucher will be the regional senior vice presidents of operations as well as the functions of operations controller, operations effectiveness and safety and environmental compliance.
Republic Services is an industry leader in the U.S. non-hazardous solid waste industry. With more than 30,000 employees and operations in 39 states and Puerto Rico, Republic’s collection companies, transfer stations, recycling centers and landfills focus on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers.
Mr. Boucher is a seasoned leader and 21-year veteran of the waste industry. Most recently, Mr. Boucher served as senior vice president, operations for Republic Services’ southern region, covering eight states and Puerto Rico.
“We are fortunate to have Bob joining our corporate executive team and taking over the day-to-day responsibilities leading our field organization,” said Mr. Slager. “Bob is a strong leader with a passion for superior customer service and operational excellence and we look to him and the management team to continue the standard of excellence established at Republic Services.”
Prior to joining Republic Services in 2010, Mr. Boucher served as president and chief executive officer of Synagro, a national company focused on water and wastewater residuals management services.
At Synagro, Mr. Boucher delivered the rapid turnaround and restructuring of under-performing areas and led a series of strategic growth initiatives. With Republic Services (and predecessor, Allied Waste), he has served as regional vice president, regional assistant vice president and, most recently, senior vice president-operations for the southern region. Mr. Boucher worked for other waste companies in progressively more responsible positions from 1989-1997.
Mr. Boucher will be relocating to Phoenix, where Republic Services is headquartered.
The position of senior vice president-operations, southern region will be filled by Republic Services veteran Jack Perko, who will move from his current post of senior vice president-operations, midwestern region. Justin Boswell has been appointed senior vice president-operations, midwestern region. Mr. Boswell joins Republic from Stanley Black & Decker. He has more than two decades of success in general management, operations, sales and finance across multiple industries.
About Republic Services, Inc.
Republic Services, Inc. is an industry leader in the U.S. non-hazardous solid waste industry. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers and landfills focus on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. Republic and its employees believe in protecting the planet and applying common sense solutions to customers’ waste and recycling challenges. For more information, visit the Republic website at republicservices.com.
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